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                                                                   EXHIBIT 10.48

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (this "Agreement"), dated as of August 16, 2004 (the "Agreement"), is by and between SPSS Inc., a Delaware corporation having its principal offices at 233 South Wacker Drive, 11th Floor, Chicago, Illinois ("SPSS" or the "Company"), and Raymond H. Panza (the "Employee").

      WHEREAS, SPSS desires to retain the Employee's services, and the Employee is willing to serve as an employee of SPSS on the terms and conditions set forth herein;

      NOW THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agrees as follows:

      1. Employment. The Employee shall be employed by SPSS as Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary (CFO) for the Term of Employment (as defined in Section 4 below), and on the terms and conditions set out herein. In each of these capacities, the Employee shall report directly to the President and Chief Executive Officer of SPSS.

      2. Employment Services. The Employee shall be responsible for the management and direction of all aspects of the Company's financing, accounting, financial reporting and financial information systems for carrying out corporate policy as established by the Board of Directors of SPSS (the "Board"). These duties shall include, but not be limited to, oversight and management of financial and strategic planning, budgeting and forecasting; compliance with all applicable accounting, securities and other government regulations; initiating internal audits and financial controls; establishing and managing credit; establishment and maintenance of receivable and payable systems; and development and maintenance of internal systems to track,

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analyze and control costs related to the business of SPSS.

      The Employee shall also be responsible for the management and direction of all aspects of the Company's legal department, the corporate secretary function, human resources, and the Company's corporate administration, including without limitation, its facilities, risk management department; and product fulfillment department.

      In addition, the Employee shall faithfully perform other executive and managerial duties, or special assignments, as may be delegated to the Employee by or on behalf of the Board, the Audit Committee or the President of SPSS. During the Term of Employment, the Employee shall work for SPSS and its Affiliates (as hereinafter defined) and shall devote substantially all of his business efforts and time to fulfill the duties of his employment.

      For purposes of this Agreement, the term "Affiliate" as used herein shall mean SPSS, any other corporation owned or controlled by SPSS, directly or indirectly, and any subsidiary of SPSS.

      3.    Compensation.

            (a) Base Salary. In full consideration for aforementioned services and subject to the due performance thereof, the Employee shall receive an annual salary of $335,000 (payable semi-monthly in arrears) during the Term of Employment.

            (b) Bonus Payments. The Employee shall be eligible to participate in the Annual Incentive Bonus program for senior executives of SPSS and to receive incentive cash payments in connection therewith. Employee's annual incentive target shall be no less than 40% of his base pay; however actual payout will depend upon SPSS company performance measured against defined metrics. Incentive cash payments shall be calculated quarterly and paid approximately eight (8) weeks after the close of each calendar quarter. With regard to the fiscal

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quarter ended September 30, 2004, Employee shall be entitled to a guaranteed incentive payment of $16,750, representing 50% (46 days) of the quarterly targeted amount.

            (c) Reviews. The Employee shall be reviewed by the Compensation Committee of the Board of Directors (the "Compensation Committee") with regard to salary and bonus on no less frequent than an annual basis and/or in conjunction with the Compensation Committee's review of the Company's Chief Executive Officer and/or other senior executive officers. Any increase in salary or the award of a bonus shall be made in the sole discretion of the Compensation Committee, taking into account, at the sole discretion of the Board, whether the Employee has attained the applicable performance goals, financial and other, established for the Employee by the Compensation Committee.

            (d) Equity Incentives. Employee shall, subject to the approval of the Compensation Committee, participate in the Incentive Stock Options program available to other senior executive officers of SPSS. Employee's initial grant of options shall be 150,000 shares (the "Initial Option Grant"). With regard to this Initial Option Grant and any potential future grants, no options will actually be issued to the Employee unless and until approval of the specific grant and issuance has been obtained from the Compensation Committee. The Compensation Committee approved the Initial Option Grant on, and therefore, the date of the Initial Option Grant is, October 28, 2004. The Initial Option Grant shall vest as follows: 25% of the Initial Option Grant will become exercisable on August 16, 2005, an additional 2.09% will become exercisable at the conclusion of each month of the first, second and third calendar years following August 16, 2005 other than the final month of the third year, and an additional 1.85% will become exercisable at the conclusion of the final month of the third year following August 16, 2005.

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            (e) Sign-On Bonus. Employee shall receive a one-time sign on bonus of $100,000.00 (One Hundred Thousand Dollars and No Cents) to be paid in four equal quarterly installments (the "Sign-On Bonus") payable on the last business day of the quarter. The first such payment shall be made at the end of the fourth quarter of calendar year 2004 with further payments made at the end of each of the three succeeding calendar year quarters. Should Employee resign for other than "Good Reason" (as defined in Section 5 below) or be terminated for Good Cause (as defined in Section 5 below) before all payments of the Sign-On Bonus have been made, the payments shall cease and no further payments shall become due or payable. In the event of a "change of control" of SPSS (as defined in Section 5(g) below) all remaining payments owed to Employee in connection with the Sign-On Bonus shall be made in one lump sum, payable on the effective date of the "change of control."

            (f) Benefits. The Employee shall be entitled to:

                  (i) reimbursement from SPSS of reasonable and necessary business expenses incurred by the Employee so long as such expenses are consistent with the Company's expense reimbursement policy/practice, upon the Employee's presentation from time to time of an itemized account of such expenses signed by the Employee;

                  (ii) five (5) weeks of paid vacation time during each year of employment;

                  (iii) ten (10) days of sick leave during each year of
                        employment;

                  (iv)  the holidays observed by SPSS in the United States; and

                  (v) to receive, enjoy, and/or participate as applicable in the other

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                        benefits customarily received by senior executives and
                        employees of SPSS; provided, however, that nothing herein shall require SPSS to maintain the benefits currently provided to SPSS employees.

      4. Term of Employment. The Employee's term of employment by SPSS (the "Term of Employment") shall commence on the date hereof and shall continue through Date of Termination as defined below. The date on which the Term of Employment ends pursuant to Section 5 below shall be referred to as the "Date of Termination." Except as specifically agreed to in writing by the parties, all provisions of this Agreement shall remain in full force and effect during the entire Term of Employment.

      5. Termination.

            (a)   The Term of Employment may be terminated:

                  (i) by mutual written agreement of SPSS and the Employee, effective as mutually agreed,

                  (ii) by SPSS with Good Cause (as defined hereunder), effective immediately unless otherwise mutually agreed;

                  (iii) by Employee for Good Reason (as defined hereunder),
                        effective immediately unless otherwise mutually agreed;

                  (iv) by SPSS without Good Cause, effective 90 days after written notice to Employee (the "SPSS Notice Period"); or

                  (v) by Employee without Good Reason, effective the earlier of a mutually agreed Date of Termination or 90 days after written notice to SPSS (the "Employee Notice Period;" the SPSS Notice

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                        Period and the Employee Notice Period are collectively
                        referred to herein as the "Notice Period").

            (b)   For purposes of this Agreement, "Good Cause" is defined as:

                  (i)   the conviction of a crime involving theft or fraud;

                  (ii)  illegal use of a controlled substance; or

                  (iii) the engagement in fraud or embezzlement.

            (c)   For purposes of this Agreement, "Good Reason" is defined as:

                  (i) a material diminishment of Employee's job assignment, duties, responsibilities or reporting relationships which is inconsistent with his initial position hereunder, or any later agreed upon amendment of that position;

                  (ii) a reduction in Employee's base compensation or total compensation package, including benefit plans and programs; or

                  (iii) a breach of the terms of this Agreement by SPSS.

            (d) If this Agreement is terminated either by SPSS for Good Cause pursuant to Section 5(a)(ii) or by the Employee without Good Reason pursuant to
Section 5(a)(v) above, SPSS will pay to Employee any outstanding amounts owed to Employee by SPSS, including without limitation,

                  (i) any earned but unpaid base salary plus any earned and/or awarded but unpaid cash incentive as of the Date of Termination,

                  (ii) any accrued, unpaid and unused vacation pay as of the Date of Termination; and

                  (iii) the reimbursement of any business expenses properly
                        incurred by

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                        Employee pursuant to Section 3(f)(i) above.

            (e) If this Agreement is terminated either by the Employee for Good Reason pursuant to Section 5(a)(iii) above or by SPSS without Good Cause pursuant to Section 5(a)(iv) above, SPSS will pay and/or provide (as otherwise reasonably applicable) to Employee (except as otherwise provided in Section 9 of this Agreement):

                  (i) the full amount of the salary and benefits earned by the Employee during the Notice Period, if applicable;

                  (ii) any earned but unpaid base salary plus any earned and/or awarded but unpaid cash incentive as of the Date of Termination;

                  (iii) the amount of the incentive cash payment to which the
                        Employee would have been entitled had the annual incentive target been fully met, prorated for the number of days during the relevant fiscal quarter for which the Employee was employed prior to the Date of Termination;

                  (iv) any accrued, unpaid and unused vacation pay as of the Date of Termination;

                  (v) the reimbursement of any business expenses properly incurred by Employee pursuant to Section 3(f)(i) above.

                  (vi)  payments equal to:

                        (A) Employee's monthly base salary (annual base salary divided by 12) in effect at the Date of Termination for a period of 18 months (not including fringe benefits or bonus) payable as a lump sum, and

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                         (B)  A payment equal to the product of six (6)
                              multiplied by the amount of the incentive cash payments to which the Employee would have been entitled had the annual incentive target been fully met for the full fiscal quarter during which the Date of Termination occurred;

                  (vii) continued benefits or value thereof for a period of 36 months (including all existing plans, programs and practices for the first 18 months and including only health and welfare benefits for the next 18 months) following the Date of Termination (including a continuation of professional dues and subscriptions otherwise paid by SPSS), at no less than the level of participation afforded to Employee immediately prior to the Date of Termination;

                  (viii) professional outplacement services, but not to exceed a term of 12 months, at a level customary for a senior executive, to be provided by a firm mutually acceptable to SPSS and the Employee;

                  (ix) any then unpaid Sign-On Bonus as set forth in Section 3(e) above;

                  (x) the continued use of a mobile telephone provided for and paid by the Company, access to Employee's office telephone number and voice mailbox that exist at the Date of Termination, and access to and use of Employee's personal Company email address for a mutually agreed upon, reasonable period, which period shall not be less than 90 days from the Date of Termination; and

                  (xi) acceptable employment references, as reasonably requested by the

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                        Employee, which employment references shall include
                        information regarding Employee's dates of employment with SPSS, job title, pay rate and any such additional information as SPSS and Employee may agree to at the time such references are requested. For the avoidance of doubt, SPSS shall in all instances act in good faith to avoid negative comments regarding Employee.

      The parties hereto acknowledge that stock options granted by SPSS to the Employee represent a material component of the Employee's total compensation package. While each stock option vests pursuant to a predetermined vesting schedule defined by the relevant stock option grant, the parties further acknowledge that one of the purposes of a stock option vesting schedule is to recognize the value of the Employee's continued employment. Accordingly, in the event that the Employee is terminated pursuant to this Section 5(e) before the date on which any stock option (or portion thereof) previously granted by SPSS to the Employee would have otherwise vested (each, a "Vesting Date"), immediate vesting will occur with respect to all then yet unvested stock options (or portions thereof) that would have vested had the Employee been employed with the Company as of the relevant Vesting Date. In the event that a legal, technical or other reason arises that causes the Employee to be unable to exercise the vested portion of such stock option, SPSS shall promptly pay to the Employee cash in the amount equal to the product of (A) the number of shares subject to the vested portion of the stock option and (B) the difference between (i) the closing price on the Date of Termination and (ii) the grant price of such stock option.

      If this Agreement is terminated pursuant to this Section 5(e) and, at such time, SPSS is unable to provide to Employee the benefits set forth in Section 5(e)(vii) above, SPSS shall take

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all actions reasonably necessary to provide Employee with the functional equivalent of the benefits set forth in Section 5(e)(vii). SPSS and Employee agree and acknowledge that the functional equivalent of the benefits set forth in Section 5(e)(vii) may be provided in any of the following manners: (A) by SPSS's benefits provider in accordance with the terms of SPSS's employee benefit plans; (B) in connection with Employee's continued employment with SPSS in a position other than the position set forth in Section 2 of this Agreement if, at such time, SPSS desires to continue to retain Employee's services; or (C) by an agreed upon lump-sum payment by SPSS to Employee, which payment shall be intended to compensate Employee for the benefits set forth in Section 5(e)(vii). For the avoidance of doubt, it is the intent of the parties that in no event shall any of the alternatives set forth in the preceding sentence (relative to the provision of benefits) result in a taxable event for the Employee. Should a taxable event be caused to Employee, SPSS will make a cash payment to or on behalf of the Employee in an amount necessary to keep Employee economically whole (i.e. a tax gross-up). Furthermore, none of the above alternatives shall result in a reduction of any rights or benefits (including but not limited to COBRA) to which Employee is otherwise entitled.

            (f) If this Agreement is terminated due to death (Section 7) or disability (Section 6(b)) as set forth below, SPSS will pay to Employee any outstanding amounts owed to Employee by SPSS, including without limitation,

                  (i) any earned but unpaid base salary plus any earned and/or awarded but unpaid cash incentive as of the Date of Termination,

                  (ii) any accrued, unpaid and unused vacation pay as of the Date of Termination;

                  (iii) the reimbursement of any business expenses properly
                        incurred by

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                        Employee pursuant to Section 3(f)(i) above;

                  (iv) target incentive cash bonus prorated for the quarter in which the Date of Termination occurs; and

                  (v) any then unpaid Sign-On Bonus as set forth in Section 3(e) above.

Unless otherwise specifically addressed above in this Section 5, all such amounts payable or due under this Section 5 shall be paid promptly but in no event later than 15 days following Date of Termination.

            (g) In the event of a Change of Control (as defined herein) of SPSS, the Employee shall be entitled to the following benefits:

                  (i) Treatment of Stock Options, Restricted Stock Units, Restricted Stock and Stock Appreciation Rights upon Change of Control

                        (A) Change of Control in a Transaction with a Private Company. In the event a Change of Control occurs as the result of a transaction between SPSS and a company whose common stock is not publicly traded on a domestic national stock exchange, the NASDAQ national market, or their respective successors or equivalents (a "Private Company"), then:

                              (1) all of Employee's stock options (vested and unvested) granted by SPSS prior to the Effective Date (as defined herein) (A) shall accelerate and shall be deemed to be exercised in full upon the Effective Date by means of a cashless exercise and

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                              (B) with regard to the underlying stock, shall be
                              cashed out at the transaction value as calculated as of the Effective Date and shall be paid by the Surviving Entity to Employee on the Effective Date;

                        (2) all of Employee's restricted stock units (vested and unvested) granted by SPSS prior to the Effective Date (A) shall accelerate and shall be deemed to be fully vested upon the Effective Date and (B) with regard to the underlying stock, shall be cashed out at the transaction value as calculated as of the Effective Date and shall be paid by the Surviving Entity to Employee on the Effective Date;

                        (3) all restrictions on transferability of restricted stock held by the Employee on the Effective Date shall accelerate and shall be deemed to have terminated immediately prior to the Effective Date, and such restricted stock shall be cashed out at the transaction value as calculated as of the Effective Date and shall be paid by the Surviving Entity to the Employee on the Effective Date; and

                        (4) all of the stock appreciation rights (vested and unvested) granted by SPSS prior to the Effective

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                              Date (A) shall accelerate, shall be deemed to be
                              exercised in full upon the Effective Date and the value thereof shall be exchanged for SPSS stock at the market value of such stock immediately prior to the Effective Date and (B) with regard to the underlying stock, shall be cashed out at the transaction value as calculated as of the Effective Date and shall be paid by the Surviving Entity to Employee on the Effective Date.

                  (B) Change of Control in a Transaction With a Public Company. In the event a Change of Control occurs between SPSS and a company whose common stock is publicly traded on the domestic national exchange, the NASDAQ national market, or their respective successors and equivalents (a "Public Company"), then

                        (1) all of Employee's stock options (vested and unvested) granted by SPSS prior to the Effective Date (A) shall accelerate and shall be deemed to be exercised in full upon the Effective Date by means of a cashless exercise and (B) with regard to the underlying stock, shall be exchanged, on the Effective Date, for a proportionate share of the

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                              consideration to be paid in connection with the
                              Change of Control;

                        (2) all of Employee's restricted stock units (vested and unvested) granted by SPSS prior to the Effective Date (A) shall accelerate and be deemed to be fully vested upon the Effective Date and (B) with regard to the underlying stock, shall be exchanged, on the Effective Date, for a proportionate share of the consideration to be paid in connection with the Change of Control;

                        (3) all restrictions on transferability of restricted stock held by the Employee on the Effective Date shall accelerate and shall be deemed to have terminated immediately prior to the Effective Date, and such restricted stock shall be exchanged, on the Effective Date, for a proportionate share of the consideration to be paid in connection with the Change of Control; and

                        (4) all of the stock appreciation rights (vested and unvested) granted by SPSS prior to the Effective Date (A) shall accelerate, shall be deemed to be exercised in full upon the Effective Date and the value thereof shall be exchanged for SPSS stock at

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                              the market value of such stock immediately prior
                              to the Effective Date and (B) with regard to the underlying stock, shall be exchanged, on the Effective Date, for a proportionate share of the consideration to be paid in connection with the Change of Control.

                  (ii) Additional Benefit Package. If, upon the Effective Date, or within twelve (12) months after the Effective Date, the Surviving Entity terminates the Employee's employment without Good Cause, the Employee resigns for Good Reason, or a Constructive Termination (as defined herein) occurs, the Employee shall be entitled to all amounts to which the Employee would be entitled if the Employee's employment was terminated pursuant to Section 5(e) hereof.

      The term "Change of Control," as used herein, shall mean any one or more of the following: (i) the accumulation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (A) if not previously owning common stock of the Company as of the date of this Agreement, of Fifteen Percent (15%) or more of the shares of the then outstanding common stock of SPSS (the "Outstanding Common Stock"), or (B) if previously owning common stock of the Company as of the date of this Agreement, of Fifty Percent (50%) or more of the shares of the Outstanding Common Stock, (ii) a merger or consolidation of SPSS in which SPSS does not survive as an independent public company, (iii) a sale of all or substantially all of the assets of SPSS, (iv) a triggering event under that certain Amended and Restated Rights Agreement, dated as of August 31, 2004, by and between SPSS and Computershare Investor Services, LLC or any

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amendment, restatement or replacement thereof, or (v) a liquidation or dissolution of SPSS; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (i) any acquisitions of common stock or securities convertible into common stock directly from SPSS, or (ii) any acquisition of common stock or securities convertible into common stock by any employee benefit plan (or related trust) sponsored or maintained by SPSS.

      The term "Constructive Termination," as used herein, shall mean:

                  (i) a reduction for a reason other than Good Cause, in Employee's base compensation or total compensation package, including benefit plans and programs (as compared to the compensation package which the Employee received in the full fiscal year immediately preceding the year in which the Effective Date occurred), which reduction occurs during any twelve month period beginning on or after the Effective Date and ending on or prior to the later of (x) the second anniversary date of the Effective Date or (y) the date on which any SPSS stock options and stock appreciation rights then held by the Employee become fully vested; or

                  (ii) any action (an "Action") taken by the Company or the Surviving Entity following a Change of Control, for a reason other than Good Cause, which results in a material diminishment of the Employee's job assignment, duties, responsibilities, or reporting relationships which is inconsistent with his position with SPSS as it existed immediately prior to the Effective Date.

                  (iii) a change in Employee's principle location of employment by more than fifty (50) miles from that location of employment which existed immediately prior to the Effective Date.

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In order for the events set forth in the immediately preceding sections (i) and
(ii) above to constitute a Constructive Termination, such events must be followed within ninety (90) days by the resignation of the Employee.

      The term "Surviving Entity," as used herein, shall mean the entity surviving a transaction between SPSS and another company (with the term "company" to include by not be limited to any individual, group or individuals, partnership, corporation or other similar entities).

      The term "Effective Date," as used herein, shall mean the date on which a Change of Control becomes effective.

      6. Disability of the Employee.

            (a) Temporary Disability. The Employee shall be covered by the Company's temporary disability policy.

            (b) Total and Permanent Disability. In the event that the Employee suffers total and permanent disability during his Term of Employment hereunder, then, effective on the date thereof, the Term of Employment shall conclude. Total and permanent disability shall mean a disability because of which the Employee is physically or mentally unable to substantially perform the duties required of him or her under this Agreement for a period of six consecutive months or more.

      7. Death of the Employee. If the Employee dies during the Term of Employment hereunder, the Term of Employment shall conclude on the date thereof, and the amounts due to the Employee hereunder shall be paid to the Employee's designated beneficiary, or in the event no beneficiary has been designated or survives the Employee, to the estate of the Employee.

      8. Effect of Expiration or Termination. In the event this Agreement is terminated pursuant to Section 5 or is concluded as described in Section 6, the Employee shall tender his

                                       17
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resignation to the board of directors of SPSS and any Affiliate of SPSS on which he may then be serving. Following the Employee's resignation, Sections 9, 10 and 11 of this Agreement shall continue in accordance with the terms and conditions of each respective section.

      9. Outstanding Amounts Owed to SPSS by Employee. In the event this Agreement is terminated pursuant to Section 5, or is concluded as described in
Section 6(b) or Section 7, any outstanding amounts owed, due or payable to SPSS by the Employee, which amounts are evidenced in writing by SPSS or are otherwise agreed to by SPSS and the Employee, shall, unless otherwise agreed, become due and immediately payable, and SPSS shall be entitled to withhold any payments required to be made to the Employee herein, including without limitation, payments in respect of any SPSS capital stock, severance payments, and other similar items, until SPSS shall have been paid all amounts owing to it by the Employee.

      10. Director and Officer Insurance. SPSS agrees that it shall indemnify the Employee against any actual or threatened actions or proceedings brought against the Employee by reason of the fact that he is or was an employee, officer, consultant or agent of the Company, to the fullest extent permitted by the Delaware General Corporation Law. Employee shall be covered by the Director and Officer Insurance policies maintained by the Company, and the Company shall make special arrangements, if necessary, to continue providing insurance coverage for the Employee following the Date of Termination, unless the Employee is terminated for Good Cause pursuant to Section 5(a)(ii) above.

      11. Non-Competition; Confidentiality; Work for Hire.

            (a) The Employee understands that the Company's business concerns proprietary computer programs and related documentation (software) which includes, but is not limited to, the SPSS mainframe/mini software product line and the SPSS micro/PC software

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product line. The Employee understands that in the course of his or her employment with SPSS, SPSS and/or its Affiliates may provide the Employee with, or access to, such software (including, without limitation, source listings therefore), as well as confidential and/or proprietary prospect and customer lists, data, research, specifications, memoranda, files, records, plans, concepts, flow charts, drawings, designs, descriptions, formulations, trade secrets and other confidential and/or proprietary information and property, including but not limited to, information regarding SPSS operations, businesses, affairs, management and market structure (all of the foregoing collectively referred to as the "Confidential Property").

            (b) The Employee acknowledges and agrees that the Confidential Property, and all information and intellectual property and other data which the Employee develops in connection with his employment duties is the sole and exclusive property of SPSS and is not available to any third parties.

            (c) The Employee will regard and preserve as confidential and as trade secrets all the Confidential Property. During the Employee's employment and thereafter, the Employee will not, directly or indirectly, communicate or divulge to, or use for the benefit of himself or any other person, firm, association or corporation, without the prior written consent of SPSS, any Confidential Property. The Confidential Property shall remain the sole and exclusive property of SPSS, and upon any expiration or termination of the Term of Employment for any reason whatsoever, the Employee shall promptly return any and all Confidential Property in his possession or control to SPSS.

            (d) The Employee shall have no right, title or interest of any kind or nature in any of the Confidential Property or any proceeds therefrom. With respect to any Confidential

                                       19
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Property which the Employee has developed or develops (either alone or with others) during his employment with SPSS, the Employee agrees:

                  (i)   to disclose the same promptly to an officer of SPSS;

                  (ii) to grant and assign to SPSS, without additional payment or consideration of any kind, all of the Employee's rights, titles and interests therein, as directed by SPSS;

                  (iii) to execute any applications, assignments and other
                        instruments in writing that SPSS may prepare, at the Company's expense, to apply for, obtain or maintain, solely for the benefit of SPSS, any patents or proprietary interests therein, in the United States and any and all foreign countries; and

                  (iv) to provide any and all assistance as SPSS may request, at the Company's expense, in the prosecution of such applications, in the prosecution or defense of any patent interferences, and in any and all litigation in which SPSS may be involved relating to the same.

The above shall not apply to the Employee's general skills and knowledge nor to enhancement of the employee's general skills and knowledge as a result of his employment, nor shall the above apply to protectible information which is or becomes in the public domain through no fault of the Employee or protectible information which bears no reasonable relation to the software business of SPSS as described in subsection (a) hereof.

            (e)   The Employee further recognizes and agrees that:

                  (i) SPSS licenses the use of various computer software ("Licensed Software") from a variety of outside companies. SPSS does not own the Licensed Software or its related documentation and, unless authorized by the licensor, does not have the right to reproduce it;

                  (ii) The Employee will use Licensed Software only in accordance with the terms of the applicable license agreement;

                  (iii) If the Employee learns of any misuse of Licensed
                        Software or related documentation within SPSS, he shall notify the appropriate party at SPSS of the misuse;

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

                  (iv) SPSS employees caught making, acquiring or using unauthorized copies of Licensed Software will be disciplined as appropriate under the circumstances; and

                  (v) According to the U.S. Copyright Law, illegal reproduction of copyrighted Licensed Software can be subjected to various substantial civil damages and/or criminal penalties, including fines and imprisonment. Other Licensed Software may be covered by trade secret/confidentiality agreements which are protected under state laws.

            (f) The Employee hereby further covenants and agrees that, during the period of his employment with SPSS, and during the Agreed Period (as hereinafter defined), the Employee shall not (i) be engaged or involved in any manner in Prohibited Activities (as hereinafter defined) in any Prohibited Territory (as hereinafter defined) or (ii) solicit or otherwise engage with (except pursuant to the Employee's employment with SPSS) any customers or clients of SPSS existing on the date of such expiration or termination, in any transactions which are in direct competition with the statistical data analysis software business of SPSS which SPSS did or could have engaged in with those customers or clients at any time during the Employee's employment with SPSS. For purposes of this Section 11, (i) "Prohibited Activities" shall mean any development, sales, marketing, licensing and/or distribution of any statistical data analysis software which is directly competitive with any products being marketed by SPSS or any of its Affiliates as of the date of reference, and (ii) "Prohibited Territory" mans the United States, Europe and/or any other country or applicable geographic area where SPSS or its Affiliates are engaging, as of the date of reference, in the marketing of any products. The term "Agreed Period" shall mean a period of twelve (12) months after the date of any expiration or termination of the Term of Employment; provided, however, if the Employee intends to accept, and actually accepts, employment with a business entity that has its principal place of business and headquarters in Europe, and the Employee's place of work for such entity shall be within

Europe, then, with respect to Prohibited Activities in Europe and solicitation of SPSS customers located in Europe, the Agreed Period shall be a period of six
(6) months after the date of any expiration or termination of the Term of Employment.

      If SPSS is sold or merged into another company or other business entity, or otherwise ceases to exist for any reason, and this Agreement is not assumed in full by the company or other business entity to which SPSS is sold or merged into, or the Employee is not offered a comparable position to the position then held by the Employee at SPSS in lieu of the assumption of this Agreement, which position is accepted by Employee, the provisions of this subsection 11(f) shall terminate effective upon the occurrence of the events described in this sentence. For the avoidance of doubt, in the event of a Change of Control (as defined in Section 5(g)) and subsequent termination of Employee's employment for any reason within twelve (12) months after the Effective Date of such Change of Control, the Agreed Period shall not apply.

            (g) SPSS encourages its employees to author and publish papers and articles related to their lines of work with SPSS. However, the Employee acknowledges that SPSS reserves the right to approve such material prior to publishing and, if necessary, to delete any portion that SPSS does not wish to disclose to others outside of SPSS.

            (h) During the Agreed Period, the Employee will not directly or indirectly employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of SPSS or any Affiliate.

            (i) During the Agreed Period, the Employee will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to SPSS any Affiliate if such action by the Employee would have a material adverse effect on the business, assets or financial condition of SPSS or any Affiliate.

            (j) The Employee understands that a breach by him of any provision of this Agreement may cause substantial injury to SPSS which may be irreparable and/or in amounts difficult or impossible to ascertain, and that in the event the Employee breaches any provision of this Agreement, SPSS shall have, in addition to all other remedies available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. Further, the Employee acknowledges and agrees that the restrictions and commitments set forth in this Agreement are necessary to protect the Company's legitimate interests and are reasonable in scope, area and time, and that if, despite this acknowledgment and agreement, at the time of the enforcement of any provision of this Agreement a court of competent jurisdiction shall hold that the period or scope of such provision is unreasonable under the circumstances then existing, the maximum reasonable period or scope under such circumstances shall be substituted for the period or scope stated in such provision.

      In connection with the foregoing provisions of this Section 11, the Employee represents that the Employee's experience, capabilities and circumstances are such that such provisions will not prevent the Employee from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 11 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the business of SPSS (and its Affiliates). In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable.

It is understood and agreed that the covenants made by the Employee in this
Section 11 shall survive the expiration or termination of this Agreement.

      12. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed do be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

      13. Arbitration. Any dispute as to any claim under this Agreement shall be settled by arbitration in Chicago, Illinois by a panel of three arbitrators, who shall be appointed pursuant to the rules of the American Arbitration Association. The arbitration shall be conducted promptly and expeditiously in accordance with the applicable arbitration rules of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

      14 Severability. Whenever there may be a conflict between the provisions of this Agreement and any statute, prevailing law, ordinance or regulation, the latter shall prevail, but in such event the provisions of this Agreement so affected shall be construed and limited only to the extent necessary to bring it within the requirements of such law and in no event shall such illegality or unenforceability offset the remaining provisions or remaining portions of this Agreement.

      15 Notices. Any notice given by either party hereunder shall be in writing and shall be personally delivered or shall be mailed, certified or registered mail, postage prepaid, as follows:

        To SPSS:                     SPSS Inc.
                                     233 South Wacker Drive
                                     11th Floor
                                     Chicago, Illinois  60606
                                     Attention:  Jack Noonan

        With a copy to:              Lawrence R. Samuels
                                     McGuireWoods LLP
                                     77 West Wacker Drive
                                     Suite 4100
                                     Chicago, Illinois  60601

        To Employee:                 At the address of the Employee as
                                     set forth on the payroll records of
                                     SPSS.

or to such other address as may have been furnished to the other party by written notice.

      16. Assignment. The rights and obligations of SPSS under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of SPSS.

      17. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and representations, written or oral. No representations or agreements, written or oral, other than those representations and agreements contained in this Agreement, have been made to or in favor of the Employee. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      18. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine, and the Employee hereby consents to personal jurisdiction in Illinois with regard to any dispute arising between the parties hereto.

      19. Amendment for Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, SPSS and Employee agree that to the extent Code section 409A
applies to this Agreement, this Agreement shall be timely amended to conform to the requirements of paragraphs (2), (3), and (4) of Code section 409A, as interpreted by guidance issued by the Internal Revenue Service. SPSS and Employee further agree that the Agreement shall be administered in accordance with the requirements of Code section 409A, and all amounts payable hereunder shall be distributed only in compliance with the requirements of paragraphs (2), (3) and (4) of such Code section. No distribution under the Agreement that would fail to meet the requirements of such paragraphs shall be made. For the avoidance of doubt, SPSS and Employee will cooperate in good faith in amending this Agreement pursuant to this Section 19. No amendments may be made without the consent of the Employee.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYEE:                           SPSS INC.:

/s/ Raymond H. Panza                By: /s/ Jack Noonan
------------------------------          ---------------------------------
Raymond H. Panza                        Jack Noonan
                                        President and Chief Executive Officer

                                Statutory Notice

      We are required, under the Employee Patent Act, Ill. Rev. Stat. ch. 140, -302 (1987), to provide each employee who enters into an employment agreement containing a "work-for-hire" provision with a written notification of the following:

      The agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or
      (b) the invention results from any work performed by the employee for the employer.

      Please acknowledge that you have received a copy of this Notice as of March 14, 2005, by signing below.

                                          Employee

                                          /s/ Raymond H. Panza
                                          --------------------------------------
                                          Raymond H. Panza

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